Filed pursuant to Rule 424(b)(2)

File Number 333-84738

PROSPECTUS SUPPLEMENT NUMBER 2

(TO PROSPECTUS DATED APRIL 17, 2002)

1,200,000 shares

PALM, INC.

Common Stock

We are offering a total of 1,200,000 shares of our common stock to three institutional investors who are affiliates of each other. Under the terms of the purchase agreements between the investors and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $19,080,000, or $15.90 per share, based on the volume weighted average price of our shares over a recent period. We expect this transaction to close on or about the date of this prospectus supplement. On August 27, 2003, the last reported sales price of our common stock on the Nasdaq National Market was $16.99 per share.

Before you invest, you should carefully read this prospectus supplement, the related prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF OUR PROSPECTUS DATED APRIL 17, 2002, AS WELL AS THE BUSINESS RISKS ADDRESSED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 28, 2003.

PROSPECTUS SUPPLEMENT	PAGE

GENERAL	S-3

MARKET FOR OUR COMMON STOCK	S-3

USE OF PROCEEDS	S-3

PLAN OF DISTRIBUTION	S-3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	S-3

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GENERAL

This prospectus supplement is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer up to $200,000,000 of our debt securities, common stock, preferred stock, depository shares and warrants from time to time in one or more offerings. We have previously sold a total of 1,200,000 shares of our common stock for aggregate gross proceeds of $18,000,000. This prospectus supplement provides specific information about the offering of an additional 1,200,000 shares of our common stock under the shelf registration statement. The investors purchasing under this prospectus supplement have not previously purchased shares under our shelf registration statement.

You should read carefully this prospectus supplement, the prospectus, and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement, the prospectus, and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed and described under the heading “Where You Can Find More Information” in the prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

MARKET FOR OUR COMMON STOCK

On August 27, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $16.99 per share. Our common stock is traded on the Nasdaq National Market under the symbol “PALM.”

As of August 27, 2003 and before the issuance of the 1,200,000 shares pursuant to this prospectus supplement, we had approximately 30,501,000 shares of common stock outstanding.

USE OF PROCEEDS

The net proceeds to us from this offering will be approximately $19,050,000. We plan to use the net proceeds for general corporate purposes, including activities described in the prospectus. Pending those uses, we will invest the net proceeds in interest-bearing securities.

PLAN OF DISTRIBUTION

The sale of the common stock to the institutional investors is being made on terms we negotiated with those investors. The purchase agreements between the investors and us contain representations that each investor:

•	is an institutional purchaser;

•	is acquiring the shares in the ordinary course of its business;

•	is acquiring the shares for its own account or for the accounts of persons for whom it acts as an investment advisor;

•	has no view to, or arrangement with, any person to participate in the distribution of the shares being purchased (except for allocations to separately managed accounts of an investment advisor), or any other sale of the shares, except in compliance with applicable federal and other securities laws; and

•	will sell the shares only through registered broker dealers.

The investors may be considered underwriters under applicable securities laws. Resales of common stock by the investors and persons receiving shares from an investor in the United States, its territories and possessions must be made in compliance with applicable United States securities laws.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Please see the information in the prospectus and the materials incorporated by reference into the prospectus about the risks and uncertainties associated with forward-looking statements contained in these documents.

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